 Filed pursuant to Rule 424(b)(4)

 Registration No. 333-281080

PROSPECTUS

Virpax Pharmaceuticals, Inc.

3,200,000 Shares of Common Stock

6,800,000 Pre-Funded Warrants to Purchase 6,800,000 Shares of Common Stock
6,800,000 Shares of Common Stock Issuable Upon Exercise of such Pre-Funded Warrants

We are offering on a best efforts basis 3,200,000 shares of our Common Stock, par value $0.00001 per share (the “Common Stock”), at a public offering price of $0.50 per share.

We are also offering a total of 6,800,000 Pre-Funded Warrants to purchase 6,800,000 shares of Common Stock in lieu of shares of Common Stock to any purchaser whose purchase of shares of Common Stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants (the “Pre-Funded Warrants”), in lieu of shares of Common Stock that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding shares of Common Stock. There can be no assurance that we will sell any of the Pre-Funded Warrants being offered. Each Pre-Funded Warrant will be immediately exercisable for one share of Common Stock and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The purchase price of each Pre-Funded Warrant will equal the price per share at which one share of Common Stock is being sold to the public in this offering, minus $0.00001, and the exercise price of each Pre-Funded Warrant will be $0.00001 per share.

For each Pre-Funded Warrant we sell, the number of shares of Common Stock we are offering will be decreased on a one-for-one basis. This offering also relates to the shares of Common Stock issuable upon exercise of any Pre-Funded Warrants sold in this offering. We refer to the shares of Common Stock and Pre-Funded Warrants to be sold in this offering collectively as the “Securities.”

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “VRPX”. The last reported sale price of our Common Stock on Nasdaq on November 12, 2024 was $0.6201 per share. We have a public offering price of $0.50 per share of Common Stock. In addition, there is no established public trading market for the Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to apply to have the Pre-Funded Warrants listed on any national securities exchange or any other nationally recognized trading system.

We have engaged Spartan Capital Securities, LLC to act as our exclusive placement agent (the “Placement Agent”) in connection with this offering. The Placement Agent has agreed to use its reasonable best efforts to arrange for the sale of the Securities offered by this prospectus. The Placement Agent is not purchasing or selling any of the Securities we are offering, and the Placement Agent is not required to arrange the purchase or sale of any specific number of Securities or dollar amount. We have agreed to pay to the Placement Agent the fees set forth in the table below, which assumes that we sell all of the Securities offered by this prospectus. See “Plan of Distribution”.

We will deliver all Securities to be issued in connection with this offering delivery versus payment (“DVP”)/receipt versus payment (“RVP”) upon receipt of investor funds received by us. Further, any proceeds from the sale of Securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See the section entitled “Risk Factors” on page 9 of this prospectus for more information.

We will bear all costs associated with the offering. No escrow agent has been appointed or will be involved in this public equity offering.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, we may elect to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary – Implications of Being an Emerging Growth Company” and “Prospectus Summary – Implications of Being a Smaller Reporting Company”.

You should read this prospectus, together with additional information described under the heading “Where You Can Find More Information” carefully before you invest in any of our Securities.

Investing in our Securities involves substantial risks. Please read carefully the section entitled “Risk Factors” beginning on page 9 of this prospectus, as well as the other information included or incorporated by reference in this prospectus, before buying any of our Securities.

	Per Share	Per Pre- Funded Warrant	Total
Public offering price	$0.50	$0.49999	$5,000,000
Placement Agent fees(1)	$0.0125	$0.01249	$125,000
Proceeds to us, before expenses	$0.4875	$0.4875	$4,875,000

(1)	Represents a cash fee equal to 2.5% of the gross proceeds of the offering we have agreed to pay the Placement Agent. We have also agreed to reimburse the Placement Agent for its accountable offering-related legal and other expenses in an amount up to $72,500 and to pay to the Placement Agent a non-accountable expense allowance of 1% of the gross proceeds for the offering. See “Plan of Distribution” for a description of the compensation payable to the Placement Agent.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We expect to deliver the Securities to investors on or about November 14, 2024.

Sole Placement Agent

Spartan Capital Securities, LLC

The date of this prospectus is November 12, 2024

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ABOUT THIS PROSPECTUS

We and the Placement Agent have not authorized anyone to provide any information to you or to make any representations other than those contained, or incorporated by reference, in this prospectus, any amendment or supplement to this prospectus, or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any applicable prospectus supplement is delivered, or securities are sold, on a later date. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to this offering. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Neither we nor the Placement Agent have taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States.

For investors outside the United States: We have not, and the Placement Agent has not, done anything that would permit this offering or possession or distribution of this prospectus or any applicable free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus and any applicable free writing prospectus must inform themselves, and observe any restrictions relating to, the offering of the Securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

Information contained in, and that can be accessed through our website, www.virpaxpharma.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the Common Stock offered hereunder.

Unless the context otherwise requires, the terms “we,” “us,” “our,” “the Company,” “Virpax” and “our business” refer to Virpax Pharmaceuticals, Inc. and “this offering” refers to the offering contemplated in this prospectus.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. Some of the industry and market data contained in this prospectus are based on third-party industry publications. This information involves a number of assumptions, estimates and limitations.

The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. We believe this information is reliable as of the applicable date of its publication, however, we have not independently verified the accuracy or completeness of the information included in or assumptions relied on in these third-party publications. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment, any prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

We own or have rights to use a number of registered and common law trademarks, service marks and/or trade names in connection with our business in the United States and/or in certain foreign jurisdictions.

Solely for convenience, the trademarks, service marks, logos and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Virpax® is a registered tradename for Virpax® Pharmaceuticals, Inc. It was registered under the United States Patent and Trademark Office under serial number 87897821 on December 11, 2018. Our logo is a registered tradename for Virpax® Pharmaceuticals, Inc. It was registered under the United States Patent and Trademark Office under serial number 87897809 on January 1st, 2019. For the purpose of this prospectus, Virpax® will be referred to as Virpax. Additionally, “we”, “our”, “the company” will be synonymous with Virpax. We have obtained a notice of allowance for our trademark AnQlar™. We have filed for trademark protection with the USPTO for Probudur™, Epoladerm™, NobrXiol™, and Envelta™.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may contain “forward-looking statements” within the meaning of the federal securities laws. Our forward-looking statements include, but are not limited to, statements about us and our industry, as well as statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. Additionally, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. We intend the forward-looking statements to be covered by the safe harbor provisions of the federal securities laws. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	Our expected use of proceeds from this offering;

●	Our limited operating history makes it difficult for us to evaluate our future business prospects;

●	Our ability to continue as a going concern;

●	The expectation that we will incur significant operating losses for the foreseeable future and will need significant additional capital;

●	Our current and future capital requirements to support our development and commercialization efforts for our product candidates and our ability to satisfy our capital needs;

●	Risks relating to ownership of our Common Stock, including high volatility and dilution;

●	Our lack of operating history;

●	The outcome of certain current litigation in which we and our former Chief Executive Officer are named as defendants;

●	Our ability to raise additional capital;

●	Our dependence on our product candidates, which are still in preclinical or early stages of clinical development;

●	Our, or that of our third-party manufacturers, ability to manufacture current good manufacturing practice (“cGMP”) quantities of our product candidates as required for preclinical and clinical trials and, subsequently, our ability to manufacture commercial quantities of our product candidates;

●	Our ability to complete required clinical trials for our product candidates and obtain approval from the US Food and Drug Administration (“FDA”) or other regulatory agencies in different jurisdictions;

●	Our lack of a sales and marketing organization and our ability to commercialize our product candidates if we obtain regulatory approval;

●	Our dependence on third parties to manufacture our product candidates;

●	Our reliance on third-party contract research organizations (“CROs”) to conduct our clinical trials;

●	Our ability to maintain or protect the validity of our intellectual property;

●	Our ability to internally develop new inventions and intellectual property;

●	Interpretations of current laws and the passages of future laws;

●	Acceptance of our business model by investors;

●	The accuracy of our estimates regarding expenses and capital requirements;

●	Our ability to maintain retention of key directors, officers and employees due to the recent cuts in salaries, insurance coverage and resources, which could result in significant disruptions to our business;

●	Our ability to maintain our Nasdaq listing; and

●	Our ability to adequately support organizational and business growth.

The risks and uncertainties included here are not exhaustive or necessarily in order of importance. Other sections of this prospectus, including “Risk Factors” beginning on page 9, our Annual Report, as updated with the Risk Factors set forth in our Quarterly Report for the three and six months ended June 30, 2024, and other reports that we file with the SEC include additional factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, we disclaim any obligation to correct or update any forward-looking statements to reflect events or circumstances that occur after the date of this prospectus.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus or incorporated by reference herein and does not contain all the information that may be important to purchasers of our Securities. Prospective purchasers of our Securities should carefully read the entire prospectus and any applicable prospectus supplement, including the risks of investing in our Securities discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus. Prospective purchasers of our Securities should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Our Company

We are a preclinical-stage pharmaceutical company focused on developing novel and proprietary drug delivery systems across various pain indications in order to enhance compliance and optimize each product candidate in our pipeline. Our drug-delivery systems and drug-releasing technologies being developed are focused on advancing non-opioid and non-addictive pain management treatments and treatments for central nervous system (“CNS”) disorders to enhance patients’ quality of life.

We have exclusive global rights to the following proprietary patented technologies: (i) Molecular Envelope Technology (“MET”) that uses an intranasal device to deliver enkephalin for the management of severe pain, including post cancer pain (Envelta™) and post-traumatic stress disorder (“PTSD”), (ii) Injectable “local anesthetic” Liposomal Technology for postoperative pain management (Probudur™), and (iii) Investigational formulation delivered via the nasal route to enhance pharmaceutical-grade cannabidiol (“CBD”) transport to the brain (“NobrXiol™”, formerly VRP324) to potentially treat epileptic seizures associated with Lennox-Gastaut syndrome (LGS) and Dravet syndrome (DS) in pediatric patients two years of age and older. We are also exploring value creative opportunities for our two nonprescription product candidates including seeking regulatory approval for commercialization of such products: AnQlar™, which is being developed as a 24-hour prophylactic viral barrier to inhibit viral infection by influenza or SARS-CoV-2, and Epoladerm™, which is a topical diclofenac epolamine metered dosed spray film formulation being developed to manage pain associated with osteoarthritis.

Our portfolio currently consists of multiple preclinical stage product candidates: Epoladerm, Probudur, Envelta, AnQlar and NobrXiol. We anticipate commencing clinical trials for Probudur in first quarter of 2025 and Envelta in 2025 but there can be no assurances that the trials will commence on the anticipated timeline presented, or at all. This estimate assumes no disruptions to the ongoing operations and the product development process. We have recently implemented significant cost-cutting measures, including a 50% reduction in salaries across the Company, and eliminated our directors and officers insurance coverage, as described further in the risk factors. There is a risk that the Company will not be able to retain or replace key directors, officers, and employees, who may seek alternative employment opportunities, which could result in significant disruptions to our business and cause delay in the above mentioned clinical trial timeline.

Recent Developments

New Management

On October 6, 2024, the Board of Directors (the “Board”) appointed Jatinder Dhaliwal, a current member of the Board, as Chief Executive Officer of the Company, effective immediately. Mr. Dhaliwal will continue to serve as a member of the Board, and Katharyn Field will replace him on the Board’s Audit Committee. Mr. Dhaliwal will also serve as the Principal Financial Officer of the Company.

On October 5, 2024, Gerald Bruce, the former Chief Executive Officer of the Company, and Vinay Shah, the former Chief Financial Officer of the Company, notified the Company of their resignations from their respective positions, effective immediately. Also, on September 20, 2024, Eric Floyd, Chairman of the Board, notified the Company of his intention to resign from the Board, effective immediately.

Reverse Stock Split

On February 29, 2024, we filed a certificate of amendment to our Amended and Restated Certificate of Incorporation for purposes of effecting a 1-for-10 reverse stock split (the “Reverse Split”) of our outstanding shares of Common Stock such that, effective upon March 1, 2024, the day after the filing thereof, every 10 issued and outstanding shares of our Common Stock were subdivided and reclassified into one validly issued, fully paid and non-assessable share of our Common Stock.

Litigation

On February 29, 2024, Sorrento Therapeutics, Inc. (“Sorrento”), and Scilex Pharmaceuticals Inc. (“Scilex” and together with Sorrento, the “Plaintiffs”) and the Company entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) to fully resolve all claims by the Plaintiffs against the Company related to the litigation captioned Sorrento Therapeutics, Inc. and Scilex Pharmaceuticals Inc. v. Anthony Mack and Virpax Pharmaceuticals, Inc., Case No. 2021-0210-PAF (the “Action”), subject to the entry by the United States Bankruptcy Court for the Southern District of Texas, which is handling the Sorrento bankruptcy filing (the “Bankruptcy Court”), of an order approving the Settlement Agreement (the “Settlement Order”). On March 1, 2024, the Plaintiffs filed a motion to approve the Settlement Agreement and grant the related relief with the Bankruptcy Court. On March 14, 2024, the Bankruptcy Court entered an order approving the Settlement Agreement and on March 20th the Plaintiffs filed a Stipulation of Dismissal with the Chancery Court of the State of Delaware (the “Chancery Court”) dismissing the Action. See “Part II—Item 1—Legal Proceedings” in our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2024 incorporated herein by reference for additional information regarding the litigation with the Plaintiffs.

As settlement consideration, we agreed to pay Sorrento and Scilex a total cash payment of $6 million, of which $3.5 million was paid two business days after the date that the Settlement Order was entered by the Bankruptcy Court (the “Effective Date”), which payment was made on March 18, 2024 and the remaining $2.5 million was paid on July 8, 2024. Additionally, we agreed to pay to Plaintiffs royalties of 6% of annual net sales of products developed from drug candidates Epoladerm, Probudur and Envelta until the earlier of the expiration of the last-to-expire valid patent claim of such product and the expiration of any period of regulatory exclusivity for such product.

Pursuant to the Settlement Agreement, each of the Plaintiffs and we provided mutual releases of all claims as of the Effective Date, whether known or unknown, arising from any allegations set forth in the Action. Plaintiffs’ release relates to claims against us only. Plaintiffs’ release as to us was effective upon our initial payment of $3.5 million, and our release of the Plaintiffs was effective on the Effective Date.

The Plaintiffs can still pursue claims against Mr. Mack. Our bylaws require us to “indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation….” Such indemnification, however, is limited to circumstances where the covered person “acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation….” Mr. Mack may attempt to claim he is entitled to indemnification, should the Chancery Court find him liable for damages in the Action. Given the findings in the Memorandum Opinion issued in the Action, we believe we have a strong position that Mr. Mack would not be entitled to indemnification. There is a risk, however, that a court could find he is entitled to such indemnification. Additionally, per Section 7.6 of the bylaws, we had been advancing Mr. Mack’s attorneys’ fees and costs for the Action. It is likely Mr. Mack will contend he is still entitled to advancement of any fees and/or costs for the Action going forward and may seek judicial intervention. However, as per the bylaws, Mr. Mack is only entitled to advancement of expenses for indemnifiable actions. As noted above, given the Memorandum Opinion in the Action, we believe that we have a strong position that Mr. Mack is not entitled to indemnification, and therefore, not entitled to advancement of expenses. However, there is a risk that a court could find that Mr. Mack is entitled to such advancement. Further, Mr. Mack may attempt to seek damages from us based on the Chancery Court’s final judgment on damages under the theory of joint and several liability and/or seek contribution from us for any monetary judgment.

The Chancery Court is aware that Plaintiffs have settled with us and that the Settlement Agreement fully releases us from any claims or damages the Plaintiff has against us, related to the Action. Given the Settlement Agreement does not release Mr. Mack from liability related to the Action, the Chancery Court has requested supplemental briefing as to whether the Chancery Court can dismiss us from the lawsuit, as well as any claims Mr. Mack has against us arising from the Action. While we believe that any damages assessed may be awarded against Mr. Mack alone, Plaintiffs cannot seek additional damages from us. However, there is a risk that Mr. Mack will still seek contribution from us for any damages claim arising from the Action and, there is a risk that the Chancery Court will rule in Mr. Mack’s favor. Any such amounts for indemnification, contribution or other amounts awarded by the Chancery Court in Mr. Mack’s favor could be significant.

No further reimbursements are permitted from our insurance policy with respect to the litigation. Accordingly, if Mr. Mack were to successfully seek indemnification from us, we would have to pay such amounts in cash which would further reduce our cash position.

Employment Dispute

On September 3, 2024, we received a letter from Kagen, Caspersen & Bogart PLLC, legal counsel to Gerald Bruce, our former Chief Executive Officer, and Vinay Shah, our former Chief Financial Officer, regarding their employment agreements with the Company. In the letter, they alleged that the Company had violated their employment agreements by reducing their contractual base compensation by 50%, and claim that, as a result, the executives may resign for good reason after the 30-day cure period and be entitled to severance compensation. The Company disagrees with their interpretation of the employment agreements and considers its actions to be consistent with the terms of the agreements. Accordingly, the Company denies the allegations and intends to vigorously defend the matter. On October 5, 2024, Gerald Bruce, our former Chief Executive Officer and member of the Board, and Vinay Shah, our former Chief Financial Officer, notified the Company of their resignation from their respective positions, effective immediately.

Nasdaq Compliance

Stockholders’ Equity. On April 2, 2024, we received a notification letter from the Listing Qualifications Staff of the Nasdaq Stock Market LLC (“Nasdaq”) notifying us that our stockholders’ equity as reported in our Annual Report on Form 10-K for the period ended December 31, 2023 (the “Annual Report”), did not meet the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires companies listed on the Nasdaq Capital Market to maintain stockholders’ equity of at least $2,500,000 (the “Minimum Stockholders’ Equity Rule”). In the Annual Report, we reported stockholders’ equity of $1,934,321, which is below the minimum stockholders’ equity required for continued listing pursuant to Nasdaq Listing Rule 5550(b)(1). Additionally, as of the date of this prospectus, we do not meet the alternative Nasdaq continued listing standards under Nasdaq Listing Rules. In our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024, we reported stockholders’ deficit of $2,794,498.

Pursuant to Nasdaq’s Listing Rules, we were given 45 calendar days (or until May 17, 2024), to submit a plan to evidence compliance with the Minimum Stockholders’ Equity Rule (a “Compliance Plan”). We submitted a Compliance Plan within the required time period, which included raising funds in public offerings. On July 29, 2024, we received notice from the Listing Qualifications Staff (the “Staff”) of The Nasdaq that we were granted an extension through September 30, 2024 to regain compliance with Nasdaq Listing Rule 5550(b)(1). On October 3, 2024, we received a delist determination letter from the Staff advising the Company that the Staff had determined that the Company did not meet the terms of the extension. As a result, we requested an appeal of the Staff’s determination. We submitted a hearing request to the Nasdaq Hearings Panel (the “Panel”), which request is expected to stay any delisting action by the Staff at least until the hearing process concludes and any extension granted by the Panel expires. Notwithstanding the foregoing, there can be no assurance that the Panel will grant the Company’s request or an additional extension period, or that the Company will ultimately regain compliance with all applicable requirements for continued listing on The Nasdaq Capital Market.

We will not be able to comply with the Minimum Stockholders’ Equity Rule even after this offering due to our cash burn rate, operating expenses, and payment obligations. As a result, we will be required to raise additional funds after this offering in order to achieve compliance.

Minimum Bid Price. On June 28, 2024, we received written notice from the Listing Qualifications Department of Nasdaq notifying us that for the preceding 30 consecutive business days (May 15, 2024 through June 27, 2024), the Company’s Common Stock did not maintain a minimum closing bid price of $1.00 (“Minimum Bid Price Rule”) per share as required by Nasdaq Listing Rule 5550(a)(2).

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were given a compliance period of 180 calendar days, or until December 26, 2024, to regain compliance with Nasdaq Listing Rule 5550(a)(2).

On July 22, 2024, the Company received a notice from the Listing Qualifications Department of Nasdaq notifying the Company that the staff has determined that for 10 consecutive business days, from July 8, 2024 to July 19, 2024, the closing bid price of the Company’s Common Stock had been at $1.00 per share or greater. Accordingly, the staff had determined that the Company had regained compliance with Listing Rule 5550(a)(2).

On October 4, 2024, the Company received a deficiency letter from the Staff of Nasdaq notifying the Company that, for the last 30 consecutive business days, the closing bid price for the Company’s common stock had been below the minimum $1.00 per share required for continued listing on Nasdaq pursuant to Nasdaq Listing Rule 5550(a)(2). The Nasdaq deficiency letter has no immediate effect on the listing of the Company’s common stock, and our common stock will continue to trade on The Nasdaq Capital Market under the symbol “VRPX”.

 In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been given 180 calendar days, or until April 2, 2025, to regain compliance with the Minimum Bid Price Rule. If at any time before April 2, 2025, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Staff will provide written confirmation that the Company has achieved compliance.

If the Company does not regain compliance with the Minimum Bid Price Rule by April 2, 2025, the Company may be afforded a second 180 calendar days period to regain. The Company would be required to notify Nasdaq of its intent to cure the deficiency during the second compliance period. If the Company does not regain compliance with the Minimum Bid Price Rule by the end of the compliance period (or the second compliance period, if applicable), the Company’s common stock will become subject to delisting. In the event that the Company receives notice that its common stock is being delisted, the Nasdaq listing rules permit the Company to appeal a delisting determination by the Staff to a hearings panel.

The Company intends to monitor the closing bid price of its common stock and may, if appropriate, consider available options to regain compliance with the Minimum Bid Price Rule, including initiating a reverse stock split. However, there can be no assurance that the Company will be able to regain compliance with the Minimum Bid Price Rule or will otherwise be in compliance with other Nasdaq Listing Rules.

Financings

May 2024 Public Offering. On May 17, 2024 (the “Closing Date”), we consummated a public offering (the “Public Offering”) of an aggregate of (i) 937,034 shares (the “Shares”) of Common Stock, pre-funded warrants to purchase up to 729,633 shares of Common Stock (the “May 2024 Pre-Funded Warrants”), Series A-1 Common Stock purchase warrants (the “Series A-1 Common Warrants”) to purchase up to 1,666,667 shares of Common Stock (the “Series A-1 Warrant Shares”), and Series A-2 Common Stock purchase warrants (the “Series A-2 Common Warrants” and together with the Series A-1 Common Warrants, the “Common Warrants”) to purchase up to 1,666,667 shares of Common Stock (the “Series A-2 Warrant Shares” and together with the Series A-1 Warrant Shares, the “Common Warrant Shares”). Each Share and associated Series A-1 Common Warrant and Series A-2 Common Warrant to purchase an aggregate of two (2) Common Warrant Shares was sold at a combined public offering price of $1.35. Each Pre-Funded Warrant and associated Series A-1 Common Warrant and Series A-2 Common Warrant to purchase an aggregate of two (2) Common Warrant Shares was sold at a combined public offering price of $1.34999.

The aggregate gross proceeds from the Public Offering was approximately $2.25 million, before deducting placement agent fees and other offering expenses.

Each May 2024 Pre-Funded Warrant was immediately exercisable for one (1) share of Common Stock (the “May 2024 Pre-Funded Warrant Shares”) at an exercise price of $0.00001 per share and exercisable until the May 2024 Pre-Funded Warrants were exercised in full. Each Series A-1 Common Warrant has an exercise price of $1.35 per share, is immediately exercisable for one (1) share of Common Stock, and expires five (5) years from its issuance date. Each Series A-2 Common Warrant has an exercise price of $1.35 per share, is immediately exercisable for one (1) share of Common Stock, and expires eighteen (18) months from its initial issuance date. As of November 12, 2024, all May 2024 Pre-Funded Warrants were exercised in full and an aggregate of 2,049,683 Common Warrants have been exercised, for aggregate proceeds of approximately $2.8 million, resulting in 1,152,817 Series A-1 Common Warrants and 130,834 Series A-2 Common Warrants remaining outstanding.

The exercise price of the Common Warrants and number of shares of Common Stock issuable upon exercise will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events.

The Common Warrants may be exercised on a cashless basis if at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of the Common Warrant Shares to the holder.

A holder of the Common Warrants (together with its affiliates) may not exercise any portion of the Common Warrant or Pre-Funded Warrant to the extent that the holder would own more than 4.99% (or 9.99%, at the election of the holder) of the outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s Common Warrants up to 9.99% of the number of the Company’s shares of Common Stock outstanding immediately after giving effect to the exercise.

The Shares, the Common Warrants, the Common Warrant Shares, the May 2024 Pre-Funded Warrants and the May 2024 Pre-Funded Warrant Shares were offered and sold by us pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-278796), filed by us with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) that became effective on May 14, 2024.

July 2024 Private Placement. On July 5, 2024, we entered into a Securities Purchase Agreement (the “Purchase Agreement”), with an institutional investor (the “Investor”) pursuant to which, on July 5, 2024, we issued to the Investor a senior secured promissory note in the principal amount of $2.5 million (the “Secured Note”) for $2.5 million (the “Subscription Amount”). This transaction is referred to as the “Financing.” We used the $2.5 million proceeds from the Financing to pay the remaining $2.5 million owed pursuant to the Settlement Agreement.

The Secured Note bore interest at the rate of 18% per annum with the principal and accrued interest due in full on December 31, 2025. In order to secure our obligations under the Secured Note, we entered into a Security Agreement, dated July 5, 2024 (the “Security Agreement”), granting the Investor a security interest in substantially all of our personal property and assets, including its intellectual property. The Secured Note contains customary events of default. If an event of default occurred, the Investor could have accelerated the indebtedness under the Secured Note, in an amount equal to 110% of the outstanding principal amount and accrued and unpaid interest plus liquidated damages and other amounts, costs, expenses and/or liquidated damages due under or in respect of the Secured Note, if any.

The Purchase Agreement provides that it was a condition of the closing of the Financing that not less than five of the current members of the Company’s Board of Directors resign and that four nominees designated by the Investor be appointed to the Board of Directors. As a result, effective as of the closing of the Financing, (i) each of Barbara Ruskin, Jerrold Sendrow, Jeffrey Gudin, Thani Jambulingam and Michael F. Dubin resigned as directors of the Company, and (ii) the Company’s Board of Directors appointed Judy Su as a Class I Director, Jatinder Dhaliwal and Katharyn Field as Class II directors, and Gary Herman as a Class III director of the Company.

The Purchase Agreement also provides that we and the Investor will negotiate in good faith in order to agree upon and consummate an equity or debt financing (a “Subsequent Financing”) of not less than $5.0 million as soon as practicable after the closing date of the Financing and that (i) the Investor shall have the exclusive right to negotiate the terms of and consummate any Subsequent Financing until September 30, 2024 on terms no less favorable than a third party would offer; and (ii) in any event, the Investor shall have a right of refusal with respect to any Subsequent Financing that may be consummated by any third-party on or before September 30, 2024. In the event that a Subsequent Financing of at least $5.0 million is not provided by the Investor (and/or its Affiliate(s) and/or third-party other designee(s)) on or before September 30, 2024, then the Investor nominated Board members shall resign from our Board of Directors effective immediately.

The Purchase Agreement and the Security Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. Among other things, the Investor represented to us, that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)), and the Company sold the securities in reliance upon an exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

On July 25, 2024, we used approximately $2.5 million of the proceeds received from the exercise of the Common Warrants issued in the Public Offering to repay the Secured Note in full, including principal and interest.

On September 30, 2024, we entered into an extension agreement (the “Extension Agreement”) with the Investor pursuant to the terms of the Purchase Agreement.

Pursuant to the terms of the Extension Agreement, the Investor agreed to amend certain provisions of the Purchase Agreement related to a potential financing arrangement of not less than $5 million (the “Subsequent Financing”). Under the Extension Agreement, the Investor retains the exclusive right to negotiate the terms of and consummate any Subsequent Financing until November 30, 2024 (the “Outside Date”). Additionally, the Investor holds a right of first refusal for any Subsequent Financing that may occur on or before the Outside Date. If a financing arrangement of not less than $5 million is not provided by the Investor (or its affiliate(s) and/or third-party designee(s)) by the Outside Date, the Investor’s nominated members on the Company’s Board of Directors will resign, effective immediately.

The Outside Date may be extended by up to thirty (30) days at the Company’s sole discretion, subject to approval by the Board, if the Company requires additional time to complete the re-audit of its financial statements for the fiscal years ended December 31, 2022, and 2023.

Positive Results

On July 10, 2024, we issued a press release announcing positive results for a Swine Model pilot study for Probudur, our long-acting liposomal bupivacaine formulation. The pharmacokinetics (“PK”) and safety study of Probudur in the Swine Model was designed to determine the PK profile of Probudur as well as to ascertain any adverse effects on the pigs. Probudur was subcutaneously injected into four juvenile domestic pigs at a dose of 30 mg/kg and was well-tolerated by all of the pigs and demonstrated a long-term, slow-release profile. Histopathology was also conducted at the injection site and Probudur was well-tolerated by all pigs in this study.

Elimination of Directors and Officers Insurance

As part of recent cost-cutting measures, we have eliminated our directors and officers (“D&O”) insurance coverage. This decision was made in an effort to preserve capital and manage our financial resources more effectively. Without D&O insurance, our directors and officers will not have insurance protection in the event of legal claims made against them in their capacities as executives of the Company. In such circumstances, the Company may be required to indemnify its directors and officers under applicable law and agreements, which could result in a significant financial burden. The absence of D&O insurance may also impact our ability to retain and attract qualified individuals to serve as directors and officers of the Company.

Discontinuation of Out-Licensing Agreements

In July 2024, we submitted a plan to Nasdaq that included the pursuit of out-licensing agreements for certain of our product candidates. However, as part of our efforts to reduce expenditures, we have elected to discontinue our pursuit of any out-licensing agreements at this time.

Corporate Information

We were incorporated under the laws of the State of Delaware on May 12, 2017. Our principal executive offices are located at 1055 Westlakes Drive, Suite 300, Berwyn, Pennsylvania 19312. Our telephone number is (610) 727-4597.

Our website address is www.virpaxpharma.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. You should not rely on any such information in making your decision whether to purchase our Common Stock.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined under the Securities Act of 1933, as amended (the “Securities Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (or the Sarbanes-Oxley Act);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period. We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1.235 billion or more in annual gross revenues; (ii) the end of fiscal year 2026; (iii) our issuance, in a three year period, of more than $1 billion in non-convertible debt; and (iv) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which generally means that we have been public for at least 12 months, have filed at least one annual report, and the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last day of our then-most recently completed second fiscal quarter.

We have elected to take advantage of certain of the reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than the information you might receive from other public reporting companies in which you hold equity interests.

Implications of Being a Smaller Reporting Company

We also qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to the extent we continue to qualify as a “smaller reporting company,” after we cease to qualify as an “emerging growth company,” certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (2) scaled executive compensation disclosures; and (3) the ability to provide only two years of audited financial statements, instead of three years.

The Offering

Shares being offered	3,200,000 shares of Common Stock at a public offering price of $0.50 per share.

Pre-Funded Warrants being offered	We are also offering 6,800,000 Pre-Funded Warrants to purchase 6,800,000 shares of Common Stock in lieu of shares of Common Stock to any purchaser whose purchase of shares of Common Stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the purchaser’s election, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering. Each Pre-Funded Warrant will be exercisable for one share of Common Stock, will have an exercise price of $0.00001 per share, will be immediately exercisable, and will not expire prior to exercise. This prospectus also relates to the offering of the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants. For each Pre-Funded Warrant that we sell, the number of shares of Common Stock that we are selling will be decreased on a one-for-one basis.

Number of shares of Common Stock outstanding immediately before this offering	4,887,581 shares.

Number of shares of Common Stock to be outstanding after this offering (1)	14,887,581 shares (assuming all of the shares of Common Stock we are offering under this prospectus are sold and assuming the sale of all of the Pre-Funded Warrants).

Reasonable Best Efforts	We have agreed to offer and sell the Securities offered hereby to the purchasers through the Placement Agent. The Placement Agent is not required to buy or sell any specific number or dollar amount of the Securities offered hereby but will use its reasonable best efforts to solicit offers to purchase the Securities offered by this prospectus. See “Plan of Distribution.”

Use of proceeds	We intend to use substantially all of the net proceeds from this offering to fund our ongoing development activities for commencing clinical trial for Probudur, $2.0 million to IR Agency LLC for marketing and advertising services to communicate information about the Company to the financial community, as well as for working capital and other general corporate purposes. In addition, if Mr. Mack were to seek indemnification and/or damages from us and if he were successful in his claim, we may determine to use a portion of the proceeds from this offering to make such payments. See “Litigation” under “Recent Developments” in the Prospectus Summary, above and see “Use of Proceeds” below.

Lock-up Agreements	The Company and our directors and executive officers have agreed with the Placement Agent, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our Common Stock or securities convertible into or exercisable or exchange for Common Stock for 30 days and 90 days, respectively, after the closing of this offering. See “Plan of Distribution” for more information.

Nasdaq Capital Market symbol	Shares of our Common Stock are listed on the Nasdaq Capital Market under the symbol “VRPX”. We do not intend to apply to have the Pre-Funded Warrants listed on any national securities exchange or other nationally recognized trading system. See “Risk Factors— There is no public market for the Pre-Funded Warrants being offered in this offering.”

Risk factors	Investing in our Securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus and other information included, or incorporated by reference, in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Securities.

(1)	The number of shares of our Common Stock to be outstanding immediately after this offering is based on shares of our Common Stock outstanding as of November 12, 2024, which excludes:

●	204,029 shares of Common Stock issuable upon exercise of stock options outstanding as of November 12, 2024, at a weighted-average exercise price of $23.94 per share;

●	1,285,494 shares of Common Stock issuable upon exercise of warrants outstanding as of November 12, 2024, at a weighted-average exercise price of $1.52 per share; and

●

379,392 shares of our Common Stock that are available for future issuance under our Virpax Pharmaceuticals, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) or shares that will become available under our 2022 Plan.

Unless otherwise indicated, this prospectus reflects and assumes the following:

●	No exercise of outstanding options or warrants described above; and

●	No sale of the Pre-Funded Warrants in this offering.

RISK FACTORS

Investing in our Securities involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information included or incorporated by reference in this prospectus, including the risks and uncertainties discussed under “Risk Factors” in the Annual Report and the Quarterly Report on Form 10-Q for the three and six months ended June 30, 2024, each of which has been filed with the SEC and is incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC or any free writing prospectus, before deciding whether to purchase our Securities in this offering. All of these risk factors are incorporated herein in their entirety. The risks described below and incorporated by reference are material risks currently known, expected or reasonably foreseeable by us. However, the risks described below and incorporated by reference are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition. If any of these risks actually materialize, our business, prospects, financial condition, and results of operations could be seriously harmed. This could cause the trading price of our Common Stock to decline, resulting in a loss of all or part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below or incorporated by reference. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Financial Position

We require substantial additional capital to fund our operations, and if we fail to obtain necessary financing, we will not be able to complete the development and commercialization of our drugs.

Our operations have consumed substantial amounts of cash since inception. As of June 30, 2024, our cash position totaled approximately $1.9 million and as of November 12, 2024, our cash position totaled approximately $0.1 million. Our current cash position and our historical burn rate of approximately $1.0 million per month is not sufficient to enable us to fund our operations through the third quarter of 2024. Even if we are able to raise the maximum offering amount being offered in this offering, we will require additional capital again after this offering in the near future and we will be prohibited from using our equity to raise capital for thirty (30) days after the closing of this offering. There can be no assurance that we will be able to raise capital when needed. Our failure to raise such additional capital or sufficient capital in this offering could result in us being forced to liquidate assets or initiate bankruptcy proceedings.

Recent litigation has also negatively impacted our cash position. As a result of the $6.0 million payment that has been made to the Plaintiffs pursuant to the Settlement Agreement, our cash position has been significantly decreased. Moreover, the payment of the royalties to the Plaintiffs pursuant to the terms of the Settlement Agreement, will significantly impact our future revenue and may make it more difficult for us to engage in collaborations, licenses or the acquisition of certain product candidates, and may result in us ceasing to develop certain product candidates or all of our product candidates if we determine that it will not be financially profitable to do so. In addition, litigation-related indemnification and/or contribution payments, if any, that we make to our former Chief Executive Officer, and which may be significant, will further reduce our cash position.

We will need to spend substantial amounts to advance the clinical development of and launch and commercialize our product candidates.

The amount we will spend for our clinical development of and launch and commercialization of our product candidates is difficult to estimate. For example, we estimate that we will require at least a total of approximately $7.5 million for the completion of planned development for commencing a clinical trial for Probudur in the first quarter of 2025 and other expenditures that we will need to incur in order to develop our other product candidates and our ongoing operations during that period, potential cash separation payments to our former Chief Executive Officer and potential marketing and advertising services expenditure to communicate information about the Company to the financial community. Our estimate of our clinical trial timing may change and we may need substantially more funds to commence our planned clinical trial for Probudur. The estimate assumes no disruptions to the ongoing operations and the product development process. We have recently implemented significant cost-cutting measures and eliminated our D&O insurance coverage, as described in the risks below. There is a risk that the Company will not be able to retain or replace key directors, officers, and employees who may seek alternative employment opportunities, which could result in significant disruptions to our business and cause delay in the above mentioned clinical trial timeline. The Company will require additional funding if there is a delay in commencing a clinical trial. Even if we sell the maximum number of Securities in this offering, we will need to raise additional capital in order to commence our clinical trial. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts. In addition, our strategy for AnQlar and Epoladerm is to license out or partner these assets as we continue to focus our efforts on our prescription drug pipeline. If we are unsuccessful in our partnering activities and/or financing activities, we may be unable to develop AnQlar and Epoladerm.

We may face challenges in retaining key personnel and maintaining business continuity as a result of recent cost-cutting measures, including salary reductions, which may also affect our product development and timelines.

We recently implemented significant cost-cutting measures, including a 50% reduction in salaries across the Company. While these actions were deemed necessary to conserve capital, they may negatively affect employee morale and retention. There is a risk that key directors, officers, and employees may seek alternative employment opportunities, which could result in significant disruptions to our business. If we are unable to retain or replace qualified personnel, it could adversely affect our ability to execute our business strategy, maintain continuity in our operations, and meet key development milestones.

In addition, these measures may affect our ability to meet projected timelines for product development and clinical trials. Any delays in the development and commercialization of our products or services could materially impact our business prospects, financial condition, and results of operations. As a result of these cost-cutting measures, sublicensing work on AnQlar and Epoladerm have been suspended, which will further delay our development timelines.

 The elimination of our directors and officers insurance may affect retention, expose our directors and officers to personal liability, and impact our financial condition.

We have recently eliminated our D&O insurance coverage as part of cost-saving measures. This decision may negatively impact our ability to retain and attract key directors and officers, as they may be more likely to leave or hesitate to join the Company due to the increased personal liability exposure. If key personnel depart, it could disrupt our business operations, affect continuity, and hinder our ability to achieve our strategic objectives.

Without D&O insurance, the Company will not have coverage in the event of lawsuits filed against our directors and officers, which may require us to indemnify them under applicable law and contractual obligations. If the Company faces significant legal claims, we may not have sufficient financial resources to fully indemnify our directors and officers. In such a situation, directors and officers may be personally liable, which could further increase the risk of departures and negatively affect our business continuity and financial condition.

The cancellation of our cybersecurity insurance may expose us to increased financial and operational risks.

We have recently cancelled our cybersecurity insurance coverage, which may increase our vulnerability to the financial and operational impacts of cyberattacks. Without this coverage, we may face significant costs if a cybersecurity breach occurs, including expenses related to data recovery, legal claims, regulatory penalties, and reputational damage. These incidents could disrupt our operations and delay the development of our drug-delivery systems and therapies. The lack of insurance coverage could have a material adverse effect on our financial condition and business operations.

The recent reduction in salaries and the elimination of directors and officers insurance may negatively impact our ability to retain key personnel and disrupt our business operations.

We have recently implemented significant cost-cutting measures, including a 50% reduction in salaries across the Company, and have eliminated our directors and officers insurance coverage. These actions could result in key directors, officers, and employees seeking alternative employment opportunities. For example, on September 3, 2024, we received a letter from Kagen, Caspersen & Bogart PLLC, legal counsel to Gerald Bruce, our former Chief Executive Officer, and Vinay Shah, our former Chief Financial Officer, regarding their employment agreements with the Company. In said letter, they made certain allegations that the Company violated their employment agreements as a result of the 50% reduction of the executives’ contractual base compensation and, as a result, the executive may resign after the 30-day cure period for good reason and be entitled to payment of severance compensation. On October 5, 2024, Gerald Bruce, our former Chief Executive Officer and member of the Board, and Vinay Shah, our former Chief Financial Officer, notified the Company of their resignation from their respective positions, effective immediately. The further departure of key personnel could cause disruptions to our business operations and negatively impact our ability to execute our business strategy. If we are unable to retain or replace key personnel, our business, financial condition, and results of operations could be materially and adversely affected.

Risks Related to this Offering and Our Common Stock

We will need additional future financing which may not be available on acceptable terms, if at all and will result in the issuance of additional securities being issued which will cause investors to experience further dilution.

We expect to require substantial additional capital until our operations generate sufficient revenue to cover our expenses. We have not generated any revenue since inception and may never generate revenues unless any of our products are approved by the FDA and other regulatory authorities, which may never happen. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. There are currently no other commitments by any person for future financing. Our securities may be offered to other investors in other offerings at a price lower than the price per share offered in this offering, or upon terms which may be deemed more favorable than those offered to investors in this offering. In addition, the issuance of securities in any future financing may dilute an investor’s equity ownership and have the effect of depressing the market price for our securities. Moreover, we may issue securities convertible or exchangeable into Common Stock, in future transactions. The issuance of any such derivative securities, which is at the discretion of our Board of Directors, may further dilute the equity ownership of our stockholders.

Our management has broad discretion in using the net proceeds from this offering.

Our management will have broad discretion with respect to the use of proceeds from this offering. See “Use of Proceeds.” We cannot, with any assurance, be more specific at this time. We will have broad discretion in the timing of the expenditures and application of proceeds received in this offering. If we fail to apply the net proceeds effectively, we may not be successful in bringing our proposed products to market. You will not have the opportunity to evaluate all of the economic, financial or other information upon which we may base our decisions to use the net proceeds from this offering. We may use the proceeds of this offering in ways that do not increase our operating results or enhance the value of our Common Stock.

Our failure to meet the continued listing requirements of the Nasdaq Capital Market could result in a delisting of our Common Stock.

Our shares of Common Stock are listed for trading on the Nasdaq Capital Market under the symbol “VRPX”. If we fail to satisfy the continued listing requirements of the Nasdaq Capital Market, such as the corporate governance requirements, the Minimum Stockholders’ Equity Rule or the Minimum Bid Price Rule, the Nasdaq Capital Market may take steps to delist our Common Stock.

On April 2, 2024, we received a notification letter from the Listing Qualifications Staff of the Nasdaq notifying us that our stockholders’ equity as reported in our Annual Report, did not meet the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires companies listed on the Nasdaq Capital Market to maintain stockholders’ equity of at least $2,500,000 (the “Minimum Stockholders’ Equity Rule”). In the Annual Report, we reported stockholders’ equity of $1,934,321, which is below the minimum stockholders’ equity required for continued listing pursuant to Nasdaq Listing Rule 5550(b)(1). Additionally, as of the date of this prospectus, we do not meet the alternative Nasdaq continued listing standards under Nasdaq Listing Rules. In our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024, we reported stockholders’ deficit of $2,794,498.

Pursuant to Nasdaq’s Listing Rules, we were given 45 calendar days (or until May 17, 2024), to submit a plan to evidence compliance with the Minimum Stockholders’ Equity Rule (a “Compliance Plan”). We submitted a Compliance Plan within the required time period, which included raising funds from equity offerings. On July 29, 2024, we received notice from the Listing Qualifications Staff of The Nasdaq Stock Market LLC that we were granted an extension through September 30, 2024 to regain compliance with Nasdaq Listing Rule 5550(b)(1). On October 3, 2024, we received a delist determination letter from the Staff advising the Company that the Staff had determined that the Company did not meet the terms of the extension. As a result, we requested an appeal of the Staff’s determination. We submitted a hearing request to the Nasdaq Hearings Panel, which request is expected to stay any delisting action by the Staff at least until the hearing process concludes and any extension granted by the Panel expires. Notwithstanding the foregoing, there can be no assurance that the Panel will grant the Company’s request or an additional extension period, or that the Company will ultimately regain compliance with all applicable requirements for continued listing on The Nasdaq Capital Market. We will not be able to comply with the Minimum Stockholders’ Equity Rule as a result of this offering due to our cash burn rate, operating expenses, and payment obligations. As a result, we will be required to raise additional funds after this offering in order to achieve compliance.

In addition, on June 28, 2024, we received written notice from the Listing Qualifications Department of the Nasdaq notifying us that for the preceding 30 consecutive business days (May 15, 2024 through June 27, 2024), the Common Stock did not maintain a minimum closing bid price of $1.00 (“Minimum Bid Price Rule”) per share as required by Nasdaq Listing Rule 5550(a)(2).

On July 22, 2024, the Company received a notice from the Listing Qualifications Department of Nasdaq notifying the Company that the staff has determined that for 10 consecutive business days, from July 8, 2024 to July 19, 2024, the closing bid price of the Company’s Common Stock had been at $1.00 per share or greater. Accordingly, the staff had determined that the Company had regained compliance with Listing Rule 5550(a)(2).

On October 4, 2024, the Company received a deficiency letter from the Staff of Nasdaq notifying the Company that, for the last 30 consecutive business days, the closing bid price for the Company’s common stock had been below the minimum $1.00 per share required for continued listing on Nasdaq pursuant to Nasdaq Listing Rule 5550(a)(2). The Nasdaq deficiency letter has no immediate effect on the listing of the Company’s common stock, and our common stock will continue to trade on The Nasdaq Capital Market under the symbol “VRPX”.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been given 180 calendar days, or until April 2, 2025, to regain compliance with the Minimum Bid Price Rule. If at any time before April 2, 2025, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Staff will provide written confirmation that the Company has achieved compliance.

If the Company does not regain compliance with the Minimum Bid Price Rule by April 2, 2025, the Company may be afforded a second 180 calendar days period to regain. The Company would be required to notify Nasdaq of its intent to cure the deficiency during the second compliance period. If the Company does not regain compliance with the Minimum Bid Price Rule by the end of the compliance period (or the second compliance period, if applicable), the Company’s common stock will become subject to delisting. In the event that the Company receives notice that its common stock is being delisted, the Nasdaq listing rules permit the Company to appeal a delisting determination by the Staff to a hearings panel.

The Company intends to monitor the closing bid price of its common stock and may, if appropriate, consider available options to regain compliance with the Minimum Bid Price Rule, including initiating a reverse stock split. However, there can be no assurance that the Company will be able to regain compliance with the Minimum Bid Price Rule or will otherwise be in compliance with other Nasdaq Listing Rules.

Any perception that we may not regain compliance or a delisting of our Common Stock by Nasdaq could adversely affect our ability to attract new investors, decrease the liquidity of the outstanding shares of our Common Stock, reduce the price at which such shares trade and increase the transaction costs inherent in trading such shares with overall negative effects for our stockholder. In addition, delisting of our Common Stock from Nasdaq could deter broker-dealers from making a market in or otherwise seeking or generating interest in our Common Stock and might deter certain institutions and persons from investing in our Common Stock.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Common Stock is listed on the Nasdaq Capital Market, our Common Stock is covered securities. Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were to be delisted from the Nasdaq Capital Market, our Common Stock would cease to be recognized as covered securities and we would be subject to regulation in each state in which we offer our securities.

This is a reasonable best efforts offering, with no minimum amount of Securities required to be sold, and we may sell fewer than all of the Securities offered hereby.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the Securities in this offering. The Placement Agent has no obligation to buy any of the Securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the Securities. There is no required minimum number of Securities that must be sold as a condition to completion of this offering, and there can be no assurance that the offering contemplated hereby will ultimately be consummated. Even if we sell Securities offered hereby, because there is no minimum offering amount required as a condition to closing of this offering, the actual offering amount is not presently determinable and may be substantially less than the maximum amount set forth on the cover page of this prospectus. We may sell fewer than all of the Securities offered hereby, which may significantly reduce the amount of proceeds received by us. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

Because there is no minimum required for the offering to close, investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus.

We have not specified a minimum offering amount. Because there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Further, because there is no minimum investment amount, any proceeds from the sale of Securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. Investor funds will not be returned under any circumstances whether during or after the offering.

If you purchase shares of our Common Stock sold in this offering, you will experience immediate and substantial dilution in the net tangible book value of your shares. In addition, we may issue additional equity or convertible debt securities in the future, which may result in additional dilution to investors.

The price per share of our Common Stock being offered may be higher than the net tangible book value per share of our outstanding Common Stock prior to this offering, which may result in new investors in this offering incurring immediate dilution. To the extent outstanding stock options are exercised, there will be further dilution to new investors. For a more detailed discussion of the foregoing, see the section entitled “Dilution” below. To the extent additional stock options or warrants are issued, there will be further dilution to new investors.

This offering may cause the trading price of our Common Stock to decrease.

The price per share, together with the number of shares of Common Stock we issue if this offering is completed, may result in an immediate decrease in the market price of our Common Stock. This decrease may continue after the completion of this offering.

Because we will not declare cash dividends on our Common Stock in the foreseeable future, stockholders must rely on appreciation of the value of our Common Stock for any return on their investment.

We have never declared or paid cash dividends on our Common Stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and will not declare or pay any cash dividends in the foreseeable future. As a result, only appreciation of the price of our Common Stock, if any, will provide a return to investors in this offering.

There is no public market for the Pre-Funded Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to have the Pre-Funded Warrants listed on Nasdaq or any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Pre-Funded Warrants will be limited.

Holders of the Pre-Funded Warrants offered hereby will have no rights as Common Stockholders with respect to the shares our Common Stock issuable upon exercise of the Pre-Funded Warrants until such holders exercise their Pre-Funded Warrants and acquire our Common Stock, except as otherwise provided in the Pre-Funded Warrants.

Until holders of the Pre-Funded Warrants acquire shares of our Common Stock upon exercise thereof, such holders will have no rights with respect to the shares of our Common Stock issuable upon exercise of such Pre-Funded Warrants, except to the extent that holders of such Pre-Funded Warrants will have certain rights to participate in distributions or dividends paid on our Common Stock as set forth in the Pre-Funded Warrants. Upon exercise of the Pre-Funded Warrants, the holders will be entitled to exercise the rights of a Common Stockholder only as to matters for which the record date occurs after the exercise date.

Purchasers who purchase our Securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement, including: a covenant to not enter into any equity financings for thirty (30) days from closing of the offering, subject to certain exceptions.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of $4,519,900 (assuming the sale of the maximum number of Securities offered hereby), based upon a public offering price of $0.50 per share, after deducting the estimated Placement Agent fees and estimated offering expenses payable by us and assuming the issuance of all of the Pre-Funded Warrants.

We intend to use the net proceeds from this offering to fund our ongoing development activities for commencing clinical trial for Probudur, $2.0 million to IR Agency LLC for marketing and advertising services to communicate information about the Company to the financial community, as well as for working capital and other general corporate purposes. Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans, business conditions and cash position evolve. Our management will have significant flexibility and discretion in the timing and application of the net proceeds of the offering. In addition, if our former Chief Executive Officer, Mr. Mack, were to seek indemnification and/or damages from us and if he were successful in his claim, we may determine to use a portion of the proceeds from this offering to make such payments. See “Litigation” under “Recent Developments” in the Prospectus Summary, above. Unforeseen events or changed business conditions may result in application of the proceeds of the offering in a manner other than as described in this prospectus. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. See “Risk Factors.”

CAPITALIZATION

The following table sets forth our cash and our capitalization as of June 30, 2024:

●	on an actual basis;

●	on a pro forma basis, giving effect to (i) the issuance of the Secured Note in the principal amount of $2.5 million to the Investor and the receipt of the $2.5 million cash proceeds from such issuance and payment of the remaining $2.5 million owed to the Plaintiffs pursuant to the Settlement Agreement; (ii) the issuance of 2,049,683 shares of Common Stock upon exercise of Common Warrants and the receipt of approximately $2.8 million in proceeds from such exercises; (iii) the payment of approximately $2.5 million to repay the Secured Note in full, which includes principal and interest; and

●	on a pro forma as adjusted basis, giving effect to the pro forma adjustments set forth above and the sale of 3,200,000 shares of Common Stock and 6,800,000 Pre-Funded Warrants, assuming the Pre-Funded Warrants are exercised in full, based on a public offering price of $0.50 per share (minus $0.00001 per Pre-Funded Warrant), after deducting estimated Placement Agent fees and estimated offering expenses payable by us and assuming the sale of all Pre-Funded Warrants.

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering as determined at pricing. You should read the information in this table together with our condensed consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2024, incorporated by reference in this prospectus.

	As of June 30, 2024	Pro Forma	Pro Forma As Adjusted
	Actual
Cash:	$1,870,729	$2,112,801 (1)	$6,632,701
Stockholders’ (deficit) equity:
Common stock, $0.00001 par value; 100,000,000 shares authorized, and 2,837,898 shares issued and outstanding, actual; 4,887,581 shares issued and outstanding pro forma and 14,887,581 shares issued and outstanding pro forma as adjusted	$28	$49	$149
Additional paid-in capital	63,420,289	66,187,340	70,707,140
Accumulated deficit	(66,214,815)	(66,239,815)	(66,239,815)
Total stockholders’ (deficit) equity	$(2,794,815)	$(52,426)	$4,467,474
Total capitalization	$(2,794,815)	$(52,426)	$4,467,474

(1)	Cash does not take into account our net cash burn subsequent to June 30, 2024. Our cash position as of November 12, 2024 was $0.1 million.

DILUTION

If you invest in our Common Stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our Common Stock and the as adjusted net tangible book value per share of our Common Stock immediately after this offering.

Dilution results from the fact that the public offering price per share is substantially in excess of the book value per share attributable to the existing stockholders for the presently outstanding shares of Common Stock. We calculate net tangible book value per share by dividing the net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock.

Our historical net tangible book value deficit as of June 30, 2024 was approximately $(2.8) million, or $(0.98) per share. Our historical net tangible book value deficit is the amount of our total tangible assets less our total liabilities. Historical net tangible book value deficit per share represents our historical net tangible book value deficit divided by the 2,837,898 shares of our Common Stock outstanding as of June 30, 2024.

Our pro forma net tangible book value deficit as of June 30, 2024 was approximately $(0.1) million, or $(0.01) per share. Pro forma net tangible book value represents the amount of our tangible book value as adjusted to take into account (i) the issuance of a note in the principal amount of $2.5 million to the Investor and the receipt of the $2.5 million cash proceeds from such issuance and payment of the remaining $2.5 million owed to the Plaintiffs pursuant to the Settlement Agreement (ii) the issuance of 2,049,683 shares of Common Stock upon exercise of Common Warrants and the receipt of approximately $2.8 million in proceeds from such exercises and (iii) the payment of approximately $2.5 million to repay the Secured Note in full, which includes principal and interest.

After giving effect to the pro forma adjustments set forth above and the receipt of the estimated maximum net proceeds from our sale of Securities in this offering, based on a public offering price of $0.50 per share, after deducting estimated Placement Agent fees, inclusive of financial advisor fees, and estimated offering expenses payable by us and assuming the sale of all of the Pre-Funded Warrants, our pro forma as adjusted net tangible book value at June 30, 2024 would have been approximately $4.5 million, or $0.30 per share. This represents an immediate increase in net tangible book value per share of $0.31 to existing stockholders and an immediate dilution per share of $0.20 to you. The following table illustrates this dilution on a per share basis to new investors:

Public offering price per share		$0.50
Pro Forma net tangible book value per share as of June 30, 2024	$(0.01)
Increase in pro forma net tangible book value per share attributable to this offering	$0.31
Pro forma as adjusted net tangible book value per share after this offering		$0.30
Dilution per share to new investors purchasing Common Stock in this offering		$0.20

The dilution information discussed above is illustrative only and will change based on the actual public offering price and other terms of this offering determined at pricing.

The table and discussion above do not include:

●	226,221 shares of Common Stock issuable upon exercise of stock options outstanding as of June 30, 2024, at a weighted-average exercise price of $22.49 per share;

●	89,401 shares of our Common Stock that are available for future issuance under our 2022 Plan or shares that will become available under our 2022 Plan; and

●	3,335,177 shares of Common Stock issuable upon exercise of warrants outstanding as of June 30, 2024, at a weighted-average exercise price of $1.41 per share.

Unless otherwise indicated, this prospectus reflects and assumes the following:

●	No exercise of outstanding options or warrants described above; and

●	No sale of the Pre-Funded Warrants in this offering.

To the extent any outstanding options or other equity awards are exercised or become vested or any additional options or other equity awards are granted and exercised or become vested or other issuances of our Common Stock are made, there may be further economic dilution to new investors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information with respect to the beneficial ownership of our Common Stock, as of November 12, 2024:

●	each person or group of affiliated persons known by us to beneficially own more than 5% of our Common Stock;

●	each of our executive officers;

●	each of our directors; and

●	all of our current executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. We have based our calculation of the percentage of beneficial ownership of our Common Stock before this offering on 4,887,581 shares of Common Stock outstanding as of November 12, 2024. We have based our calculation of the percentage of beneficial ownership of our Common Stock after this offering on 14,887,581 shares of our Common Stock and assumed exercise of all pre-funded warrants. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Common Stock subject to the exercise of options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of November 12, 2024 are counted as outstanding. Unless noted otherwise, the address of all listed stockholders is 1055 Westlakes Drive, Suite 300, Berwyn, Pennsylvania 19312. Each stockholder listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares Beneficially Owned Prior to this Offering		Shares Beneficially Owned After this Offering
Name of Beneficial Owner	Shares of Common Stock	Percentage of Common Stock	Shares of Common Stock	Percentage of Common Stock
Named Executive Officers and Directors
Gerald Bruce(1)	20,920	*	20,920	*
Vinay Shah(2)	3,750	*	3,750	*
Anthony Mack(3)(4)	298,298	6.1%	298,298	2.0%
Jatinder Dhaliwal	—	—	—	—
Katharyn Field	—	—	—	—
Gary Herman	—	—	—	—
Judy Su	—	—	—	—
All current executive officers and directors as a group (4 persons)	—	—	—	—
5% or Greater Stockholders
Virpax Pharmaceuticals, LLC(3)	273,043	5.6%	273,043	1.83%

*	Less than 1%.

(1)	Includes 404 shares of Common Stock and 20,516 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of November 12, 2024. Mr. Bruce resigned as our Chief Executive Officer, effective October 5, 2024.

(2)	Includes 3,750 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of November 12, 2024. Mr. Shah resigned as our Chief Financial Officer, effective October 5, 2024.

(3)	Anthony Mack, our Former Chief Executive Officer, and Jeffrey Gudin, our former director, are the members of Virpax Pharmaceuticals, LLC. Because Mr. Mack owns 88.8888% of the outstanding member units of Virpax Pharmaceuticals, LLC, he may be deemed to beneficially own the shares of our Common Stock held by Virpax Pharmaceuticals, LLC. Mr. Mack resigned as our Chief Executive Officer and Chair of the Board, effective November 17, 2023.

(4)	Includes 25,255 shares of Common Stock held by Mr. Mack and his spouse and 273,043 shares of Common Stock held by Virpax Pharmaceuticals, LLC.

DESCRIPTION OF OUR CAPITAL STOCK

The following description of our capital stock and the provisions of our certificate of incorporation and our bylaws are summaries and are qualified by reference to our certificate of incorporation and bylaws. We have filed copies of these documents with the SEC as exhibits to our registration statement of which this prospectus forms a part.

General

Our authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.00001 per share, and 10,000,000 shares of Preferred Stock, par value $0.00001 per share.

As of November 12, 2024, 4,887,581 shares of our Common Stock are issued and outstanding, and no shares of our preferred stock are issued and outstanding.

Common Stock

Voting. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to the terms of preferred stock.

Dividends. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.

Liquidation. In the event of our liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other Rights and Preferences. The holders of our Common Stock have no preemptive, subscription, cumulative voting or conversion rights and there are no redemption or sinking fund provisions applicable to our Common Stock.

Preferred Stock

Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock in one or more series without stockholder approval. Our board of directors may determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. The rights of holders of our Common Stock described above, will be subject to, and may be adversely affected by, the rights of any preferred stock that we may designate and issue in the future.

Nasdaq Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “VRPX”.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC. VStock is located at 18 Lafayette Place, Woodmere, New York, New York 11598. Their telephone number is (212) 828-8436.

Potential Anti-Takeover Effects

Certain provisions set forth in our certificate of incorporation and our bylaws and in Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Potential Effects of Authorized but Unissued Stock

We have shares of Common Stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved Common Stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the DGCL and subject to any limitations set forth in our certificate of incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Certificate of Incorporation and Bylaws

In addition to the foregoing, our certificate of incorporation and/or our bylaws contain the following provisions:

Staggered Board. Our board of directors is divided into three classes of directors, Class I, II and III, with each class serving a term ending at the third annual meeting following its election.

Nominations of Directors and Proposals of Business. Our bylaws generally regulate nominations for election of directors by stockholders and proposals of business at annual meetings. In general, our bylaws require stockholders intending to submit nominations or proposals at an annual meeting of stockholders to provide the Company with advance notice thereof, including information regarding the stockholder proposing the business as well as information regarding the nominee or the proposed business. Our bylaws provide a time period during which nominations or business must be provided to the Company that creates a predictable window for the submission of such notices, eliminating the risk that the Company finds a meeting will be contested after printing its proxy materials for an uncontested election and providing the Company with a reasonable opportunity to respond to nominations and proposals by stockholders.

Removal of Directors. Our certificate of incorporation and bylaws provide that subject to the rights of the holders of any series of preferred stock, any director or the entire Board may be removed from office at any time, but only for cause.

Board Vacancies. Our certificate of incorporation generally provides that only the board of directors (and not the stockholders) may fill vacancies and newly created directorships.

Stockholder Action by Written Consent. Our certificate of incorporation prohibits stockholders from acting by written consent. Accordingly, stockholder action must take place at an annual or a special meeting of the Company’s stockholders.

Special Meeting of Stockholders. Our certificate of incorporation generally provides that special meetings of stockholders for any purpose or purposes may be called at any time by our board of directors, the Chairman of the Board or the Chief Executive Officer. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Amendment of Certificate of Incorporation or Bylaws. Our certificate of incorporation requires a supermajority vote of stockholders (at least 66 2/3% in voting power of the outstanding stock of the Company entitled to vote thereon) to amend our bylaws and certain provisions of our certificate of incorporation.

While the foregoing provisions of our certificate of incorporation, our bylaws and Delaware law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Choice of Forum

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have subject matter jurisdiction, the federal district court of the State of Delaware) is the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the state of Delaware. The exclusive forum provision also provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act. Nothing in our certificate of incorporation will preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to 3,200,000 shares of our Common Stock.

We are offering to certain purchasers whose purchase of shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of Common Stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, Pre-Funded Warrants, in lieu of shares of Common Stock that otherwise would result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of Common Stock, to purchase up to 6,800,000 shares of Common Stock.

For each Pre-Funded Warrant we sell, the number of shares of Common Stock we are offering will be decreased on a one-for-one basis.

Common Stock

The material terms and provisions of our Common Stock are described under the caption “Description of Our Capital Stock” in this prospectus.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the form of the Pre-Funded Warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions set forth in the form of Pre-Funded Warrants.

Duration and Exercise Price

Each Pre-Funded Warrant offered hereby will have an initial exercise price equal to $0.00001 per share of Common Stock. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares issuable upon exercise is subject to appropriate proportional adjustment in the event of share dividends, share splits, reclassification or similar events affecting our Common Stock. The Pre-Funded Warrants will be issued in certificated form only.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice. A holder may not exercise any portion of the Pre-Funded Warrant to the extent that the holder, together with its affiliates and any other persons acting as a group together with any such persons, would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of Common Stock outstanding immediately after exercise (the “Beneficial Ownership Limitation”); provided that a holder with a Beneficial Ownership Limitation of 4.99%, upon notice to us and effective sixty-one (61) days after the date such notice is delivered to us, may increase the Beneficial Ownership Limitation so long as it in no event exceeds 9.99% of the number of shares of Common Stock outstanding immediately after exercise.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon exercise of the Pre-Funded Warrants in payment of the aggregate exercise price, the holder may exercise its Pre-Funded Warrants (either in whole or in part), at such time by means of a cashless exercise in which the holder shall be entitled to receive upon such exercise the net number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrants, which generally provides for a number of shares equal to (A) (1) the volume weighted average price on the trading day preceding the notice of exercise, if the notice of exercise is executed and delivered (x) on a day that is not a trading day or (y) prior to the opening of “regular trading hours” on a trading day or (2) the VWAP on the trading day immediately preceding the date of the notice of exercise, if the notice of exercise is executed and delivered during “regular trading hours” on a trading day, or (3) the bid price on the day of the notice of exercise, if the notice of exercise is executed after the close of “regular trading hours” on a trading day, less (B) the exercise price, multiplied by (C) the number of shares of Common Stock the Pre-Funded Warrant was exercisable into, with such product then divided by the number determined under clause (A) in this sentence.

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, we will, at our election, and in lieu of the issuance of such fractional share, either (i) pay cash in an amount equal to such fraction multiplied by the exercise price or (ii) round up to the next whole share issuable upon exercise of the Pre-Funded Warrant.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.

Trading Market

There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

Rights as a Stockholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of Common Stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Pre-Funded Warrants. The Pre-Funded Warrants will provide that holders have the right to participate in distributions or dividends paid on Common Stock.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the consummation of a business combination with another person or group of persons whereby such other person or group acquires greater than 50% of the voting power of the outstanding Common Stock and preferred stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Common Stock acquired in this offering. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or IRS, with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of the Common Stock and Pre-Funded Warrants or that any such contrary position would not be sustained by a court.

We assume in this discussion that the shares of Common Stock and Pre-Funded Warrants will be held as capital assets (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the Medicare contribution tax or the alternative minimum tax and does not address state or local taxes or U.S. federal gift and estate tax laws, except as specifically provided below with respect to non-U.S. holders, or any non-U.S. tax consequences that may be relevant to holders in light of their particular circumstances. This discussion also does not address the special tax rules applicable to particular holders, such as:

●	persons who acquired our Common Stock and Pre-Funded Warrants as compensation for services;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than 5% of our Common Stock (except to the extent specifically set forth below);

●	persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451(b) of the Code (except to the extent specifically set forth below);

●	persons for whom our Common Stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code;

●	persons deemed to sell our Common Stock and Pre-Funded under the constructive sale provisions of the Code;

●	banks or other financial institutions;

●	brokers or dealers in securities or currencies;

●	tax-exempt organizations or tax-qualified retirement plans;

●	pension plans;

●	regulated investment companies or real estate investment trusts;

●	persons that hold the Common Stock and Pre-Funded Warrants as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

●	insurance companies;

●	controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax; and

●	certain U.S. expatriates, former citizens, or long-term residents of the United States.

In addition, this discussion does not address the tax treatment of partnerships (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) or other pass-through entities or persons who hold shares of Common Stock through such partnerships or other entities which are pass-through entities for U.S. federal income tax purposes. If such a partnership or other pass-through entity holds shares of Common Stock and Pre-Funded Warrants, the treatment of a partner in such partnership or investor in such other pass-through entity generally will depend on the status of the partner or investor and upon the activities of the partnership or other pass-through entity. A partner in such a partnership and an investor in such other pass-through entity that will hold shares of Common Stock and Pre-Funded Warrants should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of shares of Common Stock and Pre-Funded through such partnership or other pass-through entity, as applicable.

This discussion of U.S. federal income tax considerations is for general information purposes only and is not tax advice. Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our Common Stock and Pre-Funded Warrants.

For the purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of Common Stock and Pre-Funded Warrants that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) has the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust. A “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of shares of Common Stock and Pre-Funded Warrants that is not a U.S. Holder or a partnership for U.S. federal income tax purposes.

Potential Acceleration of Income

Under tax legislation signed into law in December 2017 commonly known as the Tax Cuts and Jobs Act of 2017, U.S. Holders that use an accrual method of accounting for tax purposes and have certain financial statements generally will be required to include certain amounts in income no later than the time such amounts are taken into account as revenue in such financial statements.

In addition, under the Inflation Reduction Act signed into law on August 16, 2022, certain large corporations (generally, corporations reporting at least $1 billion average adjusted pre-tax net income on their consolidated financial statements) are potentially subject to a 15% alternative minimum tax on the “adjusted financial statement income” of such large corporations for tax years beginning after December 31, 2022. The U.S. Treasury Department, the IRS, and other standard-setting bodies are expected to issue guidance on how the alternative minimum tax provisions of the Inflation Reduction Act will be applied or otherwise administered.

The application of these rules thus may require the accrual of income earlier than would be the case under the general tax rules described below, although the precise application of these rules is unclear at this time. U.S. Holders that use an accrual method of accounting should consult with their tax advisors regarding the potential applicability of this legislation to their particular situation.

Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, a pre-funded warrant should be treated as a share of Common Stock for U.S. federal income tax purposes and a holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of Common Stock, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the share of Common Stock received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the share of Common Stock received upon exercise, increased by the exercise price of $0.00001 per share. Each holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of Pre-Funded Warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Distributions

As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of shares of Common Stock in the foreseeable future. In the event that we do make distributions on our Common Stock to a U.S. Holder, those distributions generally will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or exchange of shares of Common Stock as described below under the section titled “Disposition of Common Stock and Pre-Funded Warrants.”

Certain Adjustments to Pre-Funded Warrants

The number of shares of Common Stock issued upon the exercise of the Pre-Funded Warrants and the exercise price of Pre-Funded Warrants are subject to adjustment in certain circumstances. Adjustments (or failure to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits may, in some circumstances, result in a constructive distribution to the U.S. Holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of Pre-Funded Warrants generally should not be deemed to result in a constructive distribution. If an adjustment is made that does not qualify as being made pursuant to a bona fide reasonable adjustment formula, a U.S. Holder of Pre-Funded Warrants may be deemed to have received a constructive distribution from us, even though such U.S. Holder has not received any cash or property as a result of such adjustment. The tax consequences of the receipt of a distribution from us are described above under “Distributions.”

Disposition of Common Stock and Pre-Funded Warrants

Upon a sale or other taxable disposition (other than a redemption treated as a distribution, which will be taxed as described above under “Distributions”) of shares of Common Stock and, Pre-Funded Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Common Stock and, Pre-Funded Warrants sold. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock and Pre-Funded Warrants exceeds one year. The deductibility of capital losses is subject to certain limitations. U.S. Holders who recognize losses with respect to a disposition of shares of Common Stock and Pre-Funded Warrants should consult their own tax advisors regarding the tax treatment of such losses.

Information Reporting and Backup Reporting

Information reporting requirements generally will apply to payments of distributions (including constructive distributions) on the Common Stock and Pre-Funded Warrants and to the proceeds of a sale or other disposition of Common Stock and Pre-Funded Warrants paid by us to a U.S. Holder unless such U.S. Holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if the U.S. Holder fails to provide the holder’s taxpayer identification number, or certification of exempt status, or if the holder otherwise fails to comply with applicable requirements to establish an exemption.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding their qualification for exemption from information reporting and backup withholding and the procedure for obtaining such exemption.

Tax Considerations Applicable to Non-U.S. Holders

Certain Adjustments to Warrants

As described under “—U.S. Holders—Certain Adjustments to Pre-Funded Warrants,” an adjustment to the Pre-Funded Warrants could result in a constructive distribution to a Non-U.S. Holder, which would be treated as described under “Distributions” below. Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the Non-U.S. Holder. Non-U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the Pre-Funded Warrants.

In addition, regulations governing “dividend equivalents” under Section 871(m) of the Code may apply to the Pre-Funded Warrants. Under those regulations, an implicit or explicit payment under Pre-Funded Warrants that references a dividend distribution on our Common Stock would possibly be taxable to a Non-U.S. Holder as described under “Distributions” below. Such dividend equivalent amount would be taxable and subject to withholding whether or not there is actual payment of cash or other property, and the Company may satisfy any withholding obligations it has in respect of the Pre-Funded Warrants by withholding from other amounts due to the Non-U.S. Holder. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the application of Section 871(m) of the Code to the Pre-Funded Warrants.

Distributions

As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of our Common Stock in the foreseeable future. In the event that we do make distributions on our Common Stock to a Non-U.S. Holder, those distributions generally will constitute dividends for U.S. federal income tax purposes as described in “—U.S. Holders—Distributions.” To the extent those distributions do not constitute dividends for U.S. federal income tax purposes (i.e., the amount of such distributions exceeds both our current and our accumulated earnings and profits), they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our Common Stock (determined separately with respect to each share of Common Stock), but not below zero, and then will be treated as gain from the sale of that share Common Stock as described below under the section titled “—Disposition of Common Stock and Pre-Funded Warrants .”

Any distribution (including constructive distributions) on shares of Common Stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate holding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid (or constructive dividends deemed paid) to a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the applicable withholding agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular tax rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

See also the sections below titled “Backup Withholding and Information Reporting” and “Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.

Disposition of Common Stock and Pre-Funded Warrants

Subject to the discussions below under the sections titled “Backup Withholding and Information Reporting” and “Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain recognized on a sale or other disposition (other than a redemption treated as a distribution, which will be taxable as described above under “Distributions”) of shares of Common Stock and , Pre-Funded Warrants unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the regular tax rates and in the manner applicable to U.S. persons, and if the Non-U.S. Holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

●	the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder, if any; or

●	the Common Stock constitutes a U.S. real property interest because we are, or have been at any time during the five-year period preceding such disposition (or the Non-U.S. Holder’s holding period of the Common Stock and Pre-Funded Warrants , if shorter), a “U.S. real property holding corporation,” unless the Common Stock is regularly traded on an established securities market, as defined by applicable Treasury Regulations, and the Non-U.S. Holder held no more than 5% of our outstanding Common Stock, directly or indirectly, during the shorter of the five-year period ending on the date of the disposition or the period that the Non-U.S. Holder held the Common Stock. Special rules may apply to the determination of the 5% threshold in the case of a holder of Pre-Funded Warrants. Non-U.S. Holders are urged to consult their own tax advisors regarding the effect of holding Pre-Funded Warrants on the calculation of such 5% threshold. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” (as defined in the Code and applicable regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. No assurance can be provided that the Common Stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax considerations that could result if we are, or become a “U.S. real property holding corporation.”

See the sections titled “Backup Withholding and Information Reporting” and “Foreign Accounts” for additional information regarding withholding rules that may apply to proceeds of a disposition of the Common Stock and Pre-Funded Warrants paid to foreign financial institutions or non-financial foreign entities.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions (including constructive distributions) on the Common Stock and Pre-Funded Warrants paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. Holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 24%, with respect to dividends (or constructive dividends) on the Common Stock and Pre-Funded Warrants. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption. Dividends paid to Non-U.S. Holders subject to withholding of U.S. federal income tax, as described above under the heading “Distributions,” will generally be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of the Common Stock and Pre-Funded Warrants by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Accounts

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% withholding tax on dividends (including constructive dividends) on the Common Stock and Pre-Funded Warrants if paid to a non-U.S. entity unless (i) if the non-U.S. entity is a “foreign financial institution,” the non-U.S. entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the non-U.S. entity is not a “foreign financial institution,” the non-U.S. entity identifies certain of its U.S. investors, if any, or (iii) the non-U.S. entity is otherwise exempt under FATCA.

Withholding under FATCA generally will apply to payments of dividends (including constructive dividends) on our Common Stock and Pre-Funded Warrants. While withholding under FATCA would have also applied to payments of gross proceeds from a sale or other disposition of the Common Stock and, Pre-Funded Warrants, under proposed U.S. Treasury Regulations withholding on payments of gross proceeds is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued.

An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Under certain circumstances, a holder may be eligible for refunds or credits of the tax. Holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in the Common Stock and Pre-Funded Warrants.

The preceding discussion of material U.S. federal tax considerations is for information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of the Common Stock and Pre-Funded Warrants including the consequences of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

We engaged Spartan Capital Securities, LLC to act as our exclusive Placement Agent to solicit offers to purchase the Securities offered by this prospectus on a reasonable best-efforts basis. Subject to the terms and conditions of the placement agency agreement dated November 12, 2024. The Placement Agent is not purchasing or selling any of the Securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of Securities, but has agreed to use its reasonable best efforts to arrange for the sale of the Securities offered hereby. Therefore, we may not sell the entire amount of Securities offered pursuant to this prospectus. The Placement Agent may engage one or more sub-placement agents or selected dealers to assist with the offering. We will enter into a securities purchase agreement directly with certain investors, at the investor’s option, who purchase our Securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus and the documents incorporated by reference herein in connection with the purchase of our Securities in this offering.

We will deliver the Securities being issued to the investors upon receipt of such investor’s funds for the purchase of the Securities offered pursuant to this prospectus. We will deliver the Securities being offered pursuant to this prospectus upon closing. We expect this offering to be completed no later than November 14, 2024. We will deliver all Securities to be issued in connection with this offering delivery versus payment (“DVP”)/receipt versus payment (“RVP”) upon receipt of investor funds received by us.

We have agreed to indemnify the Placement Agent and specified other persons against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agent may be required to make in respect thereof.

Fees and Expenses

We have agreed to pay the Placement Agent a fee based on the aggregate proceeds as set forth in the table below (assuming the sale of all of the Securities we are offering):

	Per Share	Per Pre- Funded Warrant	Total
Public offering price	$0.50	$0.49999	$5,000,000
Placement Agent fees(1)	$0.0125	$0.01249	$125,000
Proceeds to us, before expenses	$0.4875	$0.4875	$4,875,000

(1)	We have agreed to pay the Placement Agent a total cash fee equal to 2.5% of the gross proceeds of the offering. We have also agreed to reimburse the Placement Agent for its accountable offering-related legal expenses and other expenses in an amount up to $72,500 and 1% of the gross proceeds for non-accountable expense allowance.

We estimate the total expenses payable by us for this offering, excluding the Placement Agent fees and expenses, will be approximately $232,600.

Tail Period

The Placement Agent shall be entitled to a cash fee equal to 2.5% of the gross proceeds received by us from any public offering or other equity financing of any kind during the period within six (6) months following the expiration or termination of the engagement letter dated as of September 3, 2024 by and between the Placement Agent and us; provided, however, if the placement agent agreement is terminated for cause by the Company, no tail financing fee shall be payable as provided in FINRA Rule 5110(g)(5)(B).

Right of First Refusal

The Company agrees that, if, for the period ending six (6) months from the closing date of the offering, the Company or any of its subsidiaries (a) decides to dispose of or acquire business units or acquire any of its outstanding securities or make any exchange or tender offer or enter into a merger, consolidation or other business combination or any recapitalization, reorganization, restructuring or other similar transaction, including, without limitation, an extraordinary dividend or distributions or a spin-off or split-off, and the Company decides to retain a financial advisor for such transaction, the Placement Agent (or any affiliate designated by the Placement Agent) shall have the right to act as the Company’s exclusive financial advisor for any such transaction; or (b) decides to finance or refinance any indebtedness using a manager or agent, the Placement Agent (or any affiliate designated by the Placement Agent) shall have the right to act as sole book-runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing; or (c) decides to raise funds by means of a public offering (including through an at-the-market facility) or a private placement or any other capital-raising financing of equity, equity-linked or debt securities using an underwriter or placement agent, the Placement Agent (or any affiliate designated by the Placement Agent) shall have the right to act as sole book-running manager, sole underwriter or sole placement agent for such financing; provided, however, (a) if the placement agent agreement is terminated for cause by the Company, the right of first refusal shall be terminated as provided in FINRA Rule 5110(g)(5)(B), and (b) in no event shall the duration of the right of first refusal be more than three years from the commencement of sales in the offering, pursuant to FINRA Rule 5110(g)(6)(A).

Lock-Up Agreements

Pursuant to “lock-up” agreements, we have agreed for a period of thirty (30) days after the date of this prospectus and our executive officers and directors have agreed for a period of ninety (90) days after the date of this prospectus, subject to customary exceptions, without the prior written consent of the representative, not to, directly or indirectly, offer pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our Common Stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our Common Stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or any other securities of ours or publicly disclose the intention to do any of the foregoing.

Discretionary Accounts

The Placement Agent does not intend to confirm sales of the Securities offered hereby to any accounts over which it has discretionary authority.

Listing

Our Common Stock is listed on the Nasdaq under the symbol “VRPX”. On November 12, 2024, the last reported sale price of our Common Stock on the Nasdaq was $0.6201 per share. We do not plan to list the Pre-Funded Warrants on Nasdaq or any other securities exchange or trading market.

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the Securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our Securities by the placement agent acting as principal. Under these rules and regulations, the Placement Agent (i) may not engage in any stabilization activity in connection with our Securities and (ii) may not bid for or purchase any of our Securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price

The actual offering price of the Securities were negotiated between us, the Placement Agent and the investors in the offering based on the trading of our Common Shares prior to the offering, among other things. Other factors considered in determining the public offering price of the Securities we are offering, include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the Placement Agent. In connection with the offering, the Placement Agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the Placement Agent’s website and any information contained in any other website maintained by the Placement Agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent in its capacity as placement agent and should not be relied upon by investors.

Other Relationships

From time to time, the Placement Agent and/or its affiliates may have provided, and may in the future provide, various investment banking and other financial services for us for which they may receive customary fees. In the course of its business, the Placement Agent and its affiliates may actively trade our securities or loans for its own account or for the accounts of customers, and, accordingly, the Placement Agent and its respective affiliates may at any time hold long or short positions in such securities or loans.

Selling Restrictions

Other than in the United States of America, no action has been taken by us or the Placement Agent that would permit a public offering of the Securities offered by this prospectus in any jurisdiction where action for that purpose is required. The Securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such Securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area (each, a Member State), no Securities have been offered or will be offered pursuant to this offering to the public in that Member State prior to the publication of a prospectus in relation to our Securities which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of securities may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)	by the placement agent to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior written consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of our Securities shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Member State who initially acquires any of our Securities or to whom any offer is made will be deemed to have represented, acknowledged, and agreed with us and the representatives that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any of our Securities are being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Member State to qualified investors, in circumstances in which the prior written consent of the representatives has been obtained to each such proposed offer or resale.

We, the placement agent, and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments, and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any of our Securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our Securities to be offered so as to enable an investor to decide to purchase or subscribe for our Securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

No securities have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the securities which has been approved by the Financial Conduct Authority, except that the securities may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000, or FSMA;

provided that no such offer of the securities shall require the us or any placement agent to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the securities in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any securities and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Canada

The Securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the placement agent are not required to comply with the disclosure requirements of NI 33-105 regarding placement agent conflicts of interest in connection with this offering.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the securities is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, placement agent, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Hong Kong

Our Securities may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or the Securities and Futures Ordinance, or (2) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to our Securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our Securities may not be circulated or distributed, nor may our Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA) under Section 274 of the SFA, (2) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where our Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired our Securities under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore, or Regulation 32.

Where our Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired our Securities under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The Securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Dubai International Financial Centre

This prospectus relates to an “Exempt Offer” in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. Our Securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of our Securities should conduct their own due diligence on such securities. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

Switzerland

Our Securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to our Securities or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this offering, our company or our Securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of our Securities will not be supervised by, the Swiss Financial Market Supervisory Authority and the offer of our Securities have not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of our Securities.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the “Corporations Act”, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of our Securities may only be made to persons, or “Exempt Investors”, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our Securities without disclosure to investors under Chapter 6D of the Corporations Act.

Our Securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring our Securities must observe such Australian on-sale restrictions.

LEGAL MATTERS

Sichenzia Ross Ference Carmel LLP, New York, New York, has acted as counsel to the Company in connection with this offering and will pass upon the validity of the shares of Common Stock offered by this prospectus and certain other legal matters. Lucosky Brookman LLP, is acting as counsel to the Placement Agent.

EXPERTS

The consolidated balance sheets of Virpax Pharmaceuticals, Inc. as of December 31, 2023, and 2022, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years then ended, have been audited by Bush & Associates CPA LLC, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. This report includes an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern. These financial statements have been incorporated by reference in reliance on the report of Bush & Associates CPA LLC, given upon their authority as experts in accounting and auditing.

On September 20, 2024, EisnerAmper LLP (“EisnerAmper”) resigned as the independent registered public accounting firm for the Company. EisnerAmper’s audit reports on the Company's financial statements for the fiscal years ended December 31, 2023, and December 31, 2022, did not contain any adverse opinions or disclaimers of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except for an explanatory paragraph related to the Company’s ability to continue as a going concern. During the two most recent fiscal years audited by EisnerAmper, there were no disagreements between the Company and EisnerAmper on any matter of accounting principles, practices, financial statement disclosures, or auditing scope or procedures, which, if unresolved, would have been referenced in their audit reports, as required under Item 304(a)(1)(iv) of Regulation S-K. Following EisnerAmper’s resignation, the Company engaged Bush & Associates CPA LLC as its new independent auditor.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 under the Securities Act with respect to the Securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.

We also maintain a website at www.virpaxpharma.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-40064):

●	Our Annual Report on Form 10-K for the fiscal December 31, 2023 (the “Annual Report”) with the SEC on March 26, 2024, our Annual Report on Form 10-K/A for the fiscal December 31, 2023 with the SEC on October 10, 2024, and our Annual Report on Form 10-K/A for the fiscal December 31, 2022 with the SEC on October 10, 2024;

●	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2024 filed with the SEC on May 13, 2024; and our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2024 filed with the SEC on August 12, 2024;

●	Our Current Reports on Form 8-K filed with the SEC on March 1, 2024, March 18, 2024, April 3, 2024, April 30, 2024, May 2, 2024, May 17, 2024, July 3, 2024, July 8, 2024, July 10, 2024, July 15, 2024, July 24, 2024, July 26, 2024, July 30, 2024, September 17, 2024; September 25, 2024; October 3, 2024; October 4, 2024; October 7, 2024; and October 9, 2024;

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on June 12, 2024 and additional materials filed with the SEC on July 8, 2024; and

●	The description of our Common Stock is set forth in our registration statement on Form 8-A filed with the SEC on filed on February 11, 2021, as updated by the description of our Common Stock filed as Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 26, 2024, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and (ii) on or after the date of this prospectus but prior to the termination of the offering (i.e., until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn). Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

Virpax Pharmaceuticals, Inc.

1055 Westlakes Drive, Suite 300

Berwyn, Pennsylvania 19312

Telephone (610) 727-4597

Attention: Corporate Secretary

You may also access these documents, free of charge, on the SEC’s website at www.sec.gov or on our website at https://virpaxpharma.com/investors/sec-filings. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus or any accompanying prospectus supplement.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

3,200,000 Shares of Common Stock
6,800,000 Pre-Funded Warrants to Purchase 6,800,000 Shares of Common Stock
6,800,000 Shares of Common Stock Issuable Upon Exercise of such Pre-Funded Warrants

VIRPAX PHARMACEUTICALS, INC.

PROSPECTUS

Sole Placement Agent

Spartan Capital Securities, LLC

November 12, 2024